Exhibit 99.1
CONTACT:
Henry A. Diamond
Group Vice President
Investor Relations and Corporate Finance
+1 203 316 3399
henry.diamond@gartner.com
Gartner Reports Financial Results for First Quarter 2008
Contract Value Increased 17% to $778.4 Million
Total Revenue Increased 10% to $290.1 Million
GAAP EPS from Continuing Operations Increased 56% to $0.14
Company Repurchased $66.0 Million of Stock
STAMFORD, Conn., May 8, 2008 — Gartner, Inc. (NYSE: IT), the leading provider of research and analysis on the global information technology industry, today reported results for first quarter 2008 and reiterated its financial outlook for full year 2008. In addition, the Company announced a change in the leadership of its Events business.
Contract value, a key leading indicator for Gartner’s Research segment, increased 17% year-over-year to a record level of $778.4 million, reflecting the successful execution of the Company’s strategy to accelerate the growth of its Research business. Total revenue for first quarter 2008 grew 10% year-over-year to $290.1 million, principally driven by strong, double-digit growth in the Company’s Research segment. Excluding the impact of foreign exchange, research contract value and total revenue increased 13% and 5%, respectively.
For first quarter 2008, GAAP EPS from continuing operations increased 56% year-over-year to $0.14, net income increased 163% year-over-year to $21.5 million and Normalized EBITDA increased 26% year-over-year to $40.1 million. These results were driven by the Company’s strong revenue growth and operating leverage, coupled with the postponement of certain expenses and investments to later in the year. GAAP EPS from continuing operations and Normalized EBITDA exclude the results of the Company’s former Vision Events business, which was sold in February 2008 and is now reported as a discontinued operation, and the $7.3 million gain-on-sale resulting from the divestiture, which is included in net income. See “Non-GAAP Financial Measures” for a discussion of Normalized EBITDA.
Gene Hall, Gartner’s chief executive officer, commented, “Our strong start to 2008 was driven by the continued successful execution of our strategy to penetrate the untapped market opportunity in IT research. The robust demand for our services reflects the critical role we play in ensuring the efficient operation of our clients’ IT programs, which remains an important priority in any economic environment.”
Business Segment Highlights
Research — Revenue for first quarter 2008 increased 19% year-over-year to $189.5 million and gross contribution margin improved 3 percentage points to 66%. At March 31, 2008, research contract value was a record $778.4 million, up 17% year-over-year. Client and wallet retention rates for first quarter 2008 were 82% and 100%.
-more-

Consulting — Revenue for first quarter 2008 increased 2% year-over-year to $78.1 million and gross contribution margin improved 3 percentage points to 40%. First quarter utilization increased 5 percentage points year-over-year to 72% and backlog increased 10% year-over-year to $116.8 million at March 31, 2008. Billable headcount was 470 as of March 31, 2008, versus 516 last year, reflecting the exiting of consulting operations in Asia Pacific during 2007.
Events — Revenue for first quarter 2008 was $20.6 million, as compared to $26.9 million in first quarter 2007, and gross contribution margin was 44%. As expected, year-over-year comparisons were impacted by the timing and mix of events. The Company held 12 events with 5,256 attendees, as compared to 12 events with 7,392 attendees in first quarter 2007. However, four large events that were held in first quarter 2007 were shifted into second quarter 2008 and were replaced by three newly launched events and one smaller event that was shifted from the second quarter into the first quarter. As expected, this resulted in approximately $8 million of revenue shifting from the first quarter into the second quarter.
Cash Flow and Balance Sheet Highlights
During first quarter 2008, Gartner generated cash provided by operating activities of $14.2 million, versus a use of ($0.2) million in first quarter 2007, and had capital expenditures of $7.5 million. The Company deployed its cash principally to repurchase 3.6 million shares of its common stock at a cost of $66.0 million. As of March 31, 2008, the Company had total debt of $421.0 million and cash of $95.9 million.
Financial Outlook for 2008
Gartner reiterated its most recent financial outlook for 2008. For the full year, the Company is continuing to target total revenue of $1.278 to $1.303 billion, an increase of 9% to 12% versus 2007. By segment, the Company is continuing to target Research revenue of $770 to $780 million, an increase of 14% to 16% versus 2007, Consulting revenue of $335 to $345 million, an increase of 3% to 6% versus 2007, Events revenue of $168 to $172 million, an increase of 5% to 7% versus 2007, and other revenue of $5 to $6 million.
Based on the above revenue outlook, the Company is continuing to target Normalized EBITDA for the full year 2008 of $209 to $219 million, an increase of 10% to 15% versus 2007, GAAP EPS from continuing operations of $0.88 to $0.98, an increase of 33% to 48% versus 2007, cash flow from operations of $155 to $170 million and capital expenditures of $25 to $27 million. Normalized EBITDA excludes a projected $26 to $28 million of pre-tax expense related to SFAS 123R.
Gartner’s 2008 outlook excludes the results of its former Vision Events business, which was sold in February 2008 and is now reported as a discontinued operation, and the $7.3 million gain-on-sale resulting from the divestiture.
Alwyn Dawkins to Lead Events
Separately, Gartner announced that Alister Christopher has submitted his resignation as senior vice president and leader of Gartner’s global Events business for personal reasons. Alwyn Dawkins, presently Gartner’s head of sales for its Asia Pacific region and formerly head of sales for the Events business, will succeed Christopher. The transition will occur on or about July 1, 2008.

Gartner, Inc. page	2

Dawkins has a distinguished track record at Gartner and within the Events business. Prior to his current role leading the highest performing sales region in the Company, Dawkins was a member of Gartner’s Events leadership team, guiding the sales team during a period of consistent double-digit growth.
Gene Hall, Gartner’s chief executive officer commented: “Alister has been a valued member of the Gartner community for 15 years and has led our Events business since 2003. The travel demands of his job kept him away from his home in the UK for extended periods and led to his decision. We are sorry to see him go and wish him the very best in the future. I would like to congratulate Alwyn on his upcoming promotion and look forward to working with him on my leadership team.”
Conference Call Information
Gartner has scheduled a conference call at 10:00 a.m. ET today, Thursday, May 8, 2008, to discuss the Company’s financial results. The conference call will be available via the Internet by accessing the Company’s web site at http://investor.gartner.com. A replay of the webcast will be available for 90 days following the call.
About Gartner
Gartner, Inc. (NYSE: IT) is the world’s leading information technology research and advisory company. We deliver the technology-related insight necessary for our clients to make the right decisions, every day. From CIOs and senior IT leaders in corporations and government agencies, to business leaders in high-tech and telecom enterprises and professional services firms, to technology investors, we are the indispensable partner to 60,000 clients in 10,000 distinct organizations. Through the resources of Gartner Research, Gartner Executive Programs, Gartner Consulting and Gartner Events, we work with every client to research, analyze and interpret the business of IT within the context of their individual role. Founded in 1979, Gartner is headquartered in Stamford, Connecticut, U.S.A., and has 4,000 associates, including 1,200 research analysts and consultants in 75 countries. For more information, visit www.gartner.com.
Non-GAAP Financial Measures
Investors are cautioned that normalized EBITDA contained in this press release is not a financial measure under generally accepted accounting principles. In addition, it should not be construed as an alternative to any other measures of performance determined in accordance with generally accepted accounting principles. This non-GAAP financial measure is provided to enhance the user’s overall understanding of the Company’s current financial performance and the Company’s prospects for the future. We believe normalized EBITDA is an important measure of our recurring operations as it excludes items that may not be indicative of our core operating results. Normalized EBITDA is based on operating income, excluding depreciation, accretion on obligations related to excess facilities, amortization, META integration charges, SFAS 123 (R), goodwill impairments, and other charges.
Safe Harbor Statement
Statements contained in this press release regarding the growth and prospects of the business, the Company’s 2007 and 2008 financial results and all other statements in this release other than recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act

Gartner, Inc. page	3

of 1995). Such forward-looking statements include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby. Factors that could cause actual results to differ materially include, but are not limited to ability to expand or even retain the Company’s customer base; ability to grow or even sustain revenue from individual customers; ability to attract and retain professional staff of research analysts and consultants upon whom the Company is dependent; ability to achieve and effectively manage growth; ability to pay the Company’s debt obligations; ability to achieve continued customer renewals and achieve new contract value, backlog and deferred revenue growth in light of competitive pressures; ability to carry out the Company’s strategic initiatives and manage associated costs; substantial competition from existing competitors and potential new competitors; additional risks associated with international operations including foreign currency fluctuations; the impact of restructuring and other charges on the Company’s businesses and operations; and other risks listed from time to time in the Company’s reports filed with the Securities and Exchange Commission. These filings can be found on Gartner’s Web site at www.gartner.com/investors and the SEC’s Web site at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and the Company disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.
# # #

Gartner, Inc. page	4

GARTNER, INC.
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2008	2007
Revenues:
Research	$189,541	$158,800	19%
Consulting	78,118	76,267	2%
Events	20,574	26,927	-24%
Other	1,866	2,203	-15%

Total revenues	290,099	264,197	10%
Costs and expenses:
Cost of services and product development	125,960	123,356	2%
Selling, general and administrative	130,886	115,107	14%
Depreciation	6,509	5,735	13%
Amortization of intangibles	414	529	-22%

Total costs and expenses	263,769	244,727	8%

Operating income	26,330	19,470	35%
Interest expense, net	(4,715)	(6,263)	25%
Other income (expense), net	523	(38)	F

Income before income taxes	22,138	13,169	68%
Provision for income taxes	7,545	4,192	80%

Income from continuing operations	14,593	8,977	63%
Discontinued operations, net of taxes: (a)
Loss from discontinued operations	(338)	(785)	F
Gain on disposal of discontinued operations	7,289	—	F

Income (loss) from discontinued operations	6,951	(785)	F

Net income	$21,544	$8,192	F

Income per common share:
Basic:
Income from continuing operations	0.15	0.09	67%
Loss from discontinued operations	—	(0.01)	100%
Gain on disposal of discontinued operation	0.07	—	100%

Income per share	$0.22	$0.08	F

Diluted:
Income from continuing operations	$0.14	$0.09	56%
Loss from discontinued operations	—	(0.01)	100%
Gain on disposal of discontinued operation	0.07	—	100%

Income per share	$0.21	$0.08	F

Weighted average shares outstanding:
Basic	97,790	103,521	-6%
Diluted	101,363	108,263	-6%

(a)	Includes the operating results and gain on sale of our Vision Events business, which we sold in February 2008.
U/F = Unfavorable/Favorable

BUSINESS SEGMENT DATA
(Dollars in thousands)

		Direct	Gross	Contrib.
	Revenue	Expense	Contribution	Margin
Three Months Ended 3/31/08 (a)
Research	$189,541	$64,521	$125,020	66%
Consulting	78,118	46,781	31,337	40%
Events	20,574	11,595	8,979	44%
Other	1,866	384	1,482	79%

TOTAL	$290,099	$123,281	$166,818	58%

Three Months Ended 3/31/07 (a)
Research	$158,800	$59,498	$99,302	63%
Consulting	76,267	48,231	28,036	37%
Events	26,927	12,399	14,528	54%
Other	2,203	551	1,652	75%

TOTAL	$264,197	$120,679	$143,518	54%

(a)	Excludes the results of the Vision Events business, which we sold in February 2008.

SELECTED STATISTICAL DATA

	March 31,		March 31,
	2008		2007
Research contract value	$778,405	(1)	$667,535	(1)
Research client retention	82%		82%
Research wallet retention	100%		104%
Research client organizations	10,153		9,448
Consulting backlog	$116,829	(1)	$106,576	(1)
Consulting—quarterly utilization	72%		67%
Consulting billable headcount	470		516
Consulting—average annualized revenue per billable headcount	$460	(1)	$410	(1)
Events—number of events for the quarter	12		12
Events—attendees for the quarter	5,256		7,392

(1)	Dollars in thousands.

SUPPLEMENTAL INFORMATION
GAAP to Normalized EBITDA Reconciliation
(in thousands)
Reconciliation — GAAP to Normalized EBITDA (1):

	Three Months Ended
	March 31,
	2008	2007
Net income	$21,544	$8,192
Interest expense, net	4,715	6,263
Other (income) expense, net	(523)	38
(Income) loss from discontinued operations (2)	(6,951)	785
Tax provision	7,545	4,192

Operating income	$26,330	$19,470

Normalizing adjustments:
Depreciation, accretion, and amortization	7,177	6,702
SFAS No. 123(R) stock compensation expense (3)	6,632	5,567

Normalized EBITDA	$40,139	$31,739

Footnotes

(1)	Normalized EBITDA is based on operating income excluding depreciation, accretion on obligations related to excess facilities, amortization, and SFAS No. 123(R) expense.

(2)	Includes the gain on sale and operating results of our Vision Events business.

(3)	Stock compensation expense represents the cost of stock-based compensation awarded by the Company to its employees under Statement of Financial Accounting Standards No. 123(R), “Share-Based Payments” (“SFAS No. 123(R)”).